UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/04/2008

NYFIX, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-21324

Delaware	06-1344888
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

100 Wall Street
New York, NY 10005
(Address of principal executive offices, including zip code)

(646) 525-3000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On April 4, 2008, NYFIX, Inc. (NYFIX), through its wholly-owned NYFIX Global Services, Ltd. subsidiary, executed a share purchase agreement for the acquisition of FIXCITY, Ltd., a U.K.-based specialist in web-based electronic trading and liquidity discovery solutions.

Pursuant to the terms of the share purchase agreement, NYFIX paid Pounds Sterling 3.3 million (or approx. $6.6 million) in cash to acquire 100% of the outstanding equity in FIXCITY from its individual founders Karl Breeze, Amy Muddimer, Paul Scott, Andrew Southon and Matthew Barkway.

NYFIX also agreed to pay an additional $1.0 million in cash consideration contingent on the successful completion of the integration of the existing FIXCITY and NYFIX technology platforms within six months of the closing date.

In addition, the share purchase agreement provides the potential for cash earn-out payments in years 1, 2 and 3 following the acquisition totaling up to Pounds Sterling 3.7 million (or approx. $7.4 million) if certain revenue targets are achieved, with potential additional payments to be based on varying percentages of all such revenue if higher level target thresholds are achieved.

The acquisition was completed on April 4, 2008.

Item 9.01.    Financial Statements and Exhibits

Exhibits

99.1 Press release announcing acquisition by NYFIX, Inc. of FIXCITY, Ltd. dated April 9, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NYFIX, Inc.

Date: April 09, 2008	By:	/s/ Annemarie Tierney
Annemarie Tierney
General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release announcing acquisition of FIXCITY dated April 9, 2008